Rand Logistics, Inc.
Fiscal 2009 & Q4 Earnings Conference Call

June 25, 2009
8:30 am ET

Melissa Dixon, The Equity Group:
Good morning, ladies and gentlemen, and welcome to Rand Logistics’ Fiscal 2009 Fourth Quarter and Year-End conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer, Ed Levy, Rand’s President, Scott Bravener, President of Lower Lakes, and Joe McHugh, Rand’s Chief Financial Officer. This call is being webcast live, and a replay will be available on the Rand website at www.randlogisticsinc.com.

Before we begin, we would like to remind everyone that this conference call may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, concerning Rand Logistics, Inc.  and its operating subsidiaries. Forward-looking statements are statements that are not historical facts but instead statements based upon the current belief and expectations of the management of Rand Logistics.  Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ from the results included in such forward-looking statements. Rand assumes no obligation to revise any forward-looking projections that may be made in today’s release or call. And with that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy:
Thank you, Melissa and good morning everyone. Thank you for joining us on today’s call.

After my opening remarks, Scott Bravener, President of Lower Lakes will discuss our operating results; Joe McHugh, our CFO, will review the financial results, and I will summarize the prospects for the current shipping season. We will then open the call up for questions.

We are very pleased with our record financial and operational results for the fiscal year ended March 31, 2009. The Company’s financial results were its best ever despite the deterioration in the macro-economic environment and the credit markets, particularly in the second half of the fiscal year. We believe that this strong performance is attributable to our low cost operating model, the diversity of our customer base, the barriers to entry in our markets and the infrastructure investments that we have made in the Company.

In fiscal 2009 we were able to successfully integrate recent acquisitions into our fleet, complete the repowering of the Saginaw on time and on budget, and conclude the infrastructure investments that we deemed necessary to enable us to effectively manage and grow the Company. These actions, along with our ongoing focus on operational improvements, have resulted in an increase in operating income of $18.7 million, as compared to fiscal 2008. As reported, operating income in fiscal 2009 was $9.3 million, which included $10.6 million of depreciation and amortization expense, versus a $9.4 million operating loss, which included $10.2 million of depreciation and amortization expense in fiscal 2008.

Now I’d like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener:
Thanks, Laurence.

We were pleased with the operational performance of our vessels during fiscal 2009. Marine freight revenue per sailing day increased by 10.7%, to $27,266 for the year ended March 31, 2009, as compared to $24,622 in the prior year. The increase in marine freight revenue per sailing day in fiscal 2009 versus fiscal 2008 was attributable to four primary factors:

1.
The full integration of the recently acquired vessels into our fleet, which provided for a full sailing season for all of the new vessels. As we have discussed previously, we are pleased with the performance of these vessels in terms of both revenue generation and contribution to our operating income per sailing day;

2.	Improved vessel utilization during the fiscal 2009 shipping season, due to greater scheduling flexibility and backhaul opportunities;

3.	Increased demand for marine shipping through the first half of the fiscal year; and

4.	Improved freight rates on new and renewed contracts, as well as contractual rate increases from existing contracts.

Fuel and other surcharges per sailing day increased by 87.1%, to $9,258 for the year ended March 31, 2009, as compared to $4,949 in the prior fiscal year.

Vessel operating expenses in fiscal 2009 (before repairs and maintenance) were $81.3 million or $25,841 per sailing day, versus $69.1 million or $23,974 per sailing day last fiscal year. The increase in vessel operating expenses is due to higher fuel costs, excluding which our daily vessel operating costs would have decreased. The decrease in daily operating costs was attributable to cost reductions and operating efficiencies realized as we deployed our operating model across the acquired vessels.

Repairs and maintenance expenses, which consist of expensed winter work, increased $1.3 million to $5.2 million during the fiscal year ended March 31, 2009 from $3.8 million during the fiscal year ended March 31, 2008. The increase was caused by $888,000 of expenses carried over from the fiscal 2008 winter work into the first quarter of fiscal 2009, as compared to a carryover of only $87,000 in fiscal 2008 and $754,000 of lay-up and fit out.

The substantial improvement in operating income was attributable to several factors, including reduced daily operating costs, better vessel utilization, improved operating metrics as a result of prior year capital investments and the application of our operating philosophy to the acquired vessels.

Sailing Days in the fiscal year ended March 31, 2009 increased by 265 days, to 3,148, from 2,883 in the prior fiscal year. 244 of the increased days were due to the addition of the former Voyageur boats for the full season.  329 of the increased sailing days resulted from the former WMS vessels, which were impacted by a strike in the fiscal 2008 sailing season.  Offsetting these gains were 233 days associated with the Calumet, which was retired in November 2007, and 75 days net, attributable to the balance of the fleet.

Additionally, fiscal 2009 sailing days were negatively impacted by the early cessation of shipments in December 2008 at several customer facilities, reflecting weakening economic conditions. As discussed on our third quarter conference call, the early shutdown of the customer facilities resulted in the loss of 85 sailing days, or 23% of the total sailing days during the month of December, relative to our theoretical maximum.  We define sailing days as days a vessel is crewed and available for sailing. Additionally, the early shutdown of the facilities resulted in significant inefficiencies within our fleet for the days that we did sail, as many of our trade patterns were negatively affected.

In fiscal year 2009, consistent with prior years, we were able to renew all of our existing contracts at freight rates and terms that were in line with our expectations. In addition, we added a new long-term contract and significantly expanded market share with an existing customer, which together we believe will continue to improve our existing trade patterns, diversify our end markets and enhance our vessel utilization and profitability. All of our customer contracts have fuel surcharges that minimize our exposure to rising fuel costs.

Overall, we are very pleased that our full year results have demonstrated the earnings power of our assets. Our record fiscal 2009 earnings were achieved despite the fact that aggregates shipments on the Great Lakes, which accounted for approximately 46% of our total tons shipped, were 16% below their five-year historic average.

Thus far in the fiscal 2010 sailing season, our business has benefited from our low cost operating model and the ability of our vessels to access a variety of different ports for a broad and diverse customer base. As a result of these factors, our vessels have sailed 84% of the theoretical available days during the first quarter of fiscal 2010, versus 87% in the comparable period last year, despite the fact that demand for aggregates on the Great Lakes has declined by approximately 40% as compared to the comparable period in fiscal 2009.

The decline in demand for aggregates, as well as the current macro-economic environment and the uncertainty it has caused amongst our customers, has reduced our operating visibility relative to prior years. Specifically, our vessel productivity has been negatively impacted by the delayed opening of certain stone quarries, and the deferred shipments of certain of our other commodities which collectively have impacted our scheduling flexibility. That said, relative to the start of the current sailing season, our visibility has been improving, particularly with our Canadian customer base.

Prior to the beginning of the sailing season, in order to proactively address a potential reduction in customer demand, we initiated a comprehensive cost reduction program. As a result of actions that we have already taken, we have reduced projected fiscal 2010 expenses relative to actual fiscal 2009 expenses by approximately $2.4 million. These actions include:

-	A wage and salary freeze for shore side personnel,
-	Elimination of all cash and equity bonus compensation,
-	A significant reduction of IT and other third party consulting costs,
-	A reduction of professional fees, and
-	Elimination of all discretionary and non-essential expenditures.

In addition to the reduction in operating expenses, thus far during the fiscal 2010 sailing season, we continue to realize operating improvements across the fleet. We believe that both the cost savings plan that we have implemented and the operating improvements that we have achieved will in part offset the decrease in utilization caused by the reduced demand, primarily from our aggregates customers.

With that, I’d like to turn the call over to Joe McHugh for a review of the financial results. Joe?

Joe McHugh:
Thanks, Scott. I would now like to give you a more detailed explanation of our financials.

Before I begin, please note that as of the first quarter of fiscal 2009, our financials no longer require the consolidation of the Variable Interest Entity.

In addition, in accordance with comments received from the SEC, the Company no longer reports EBITDA or other non-GAAP measures (such as Vessel Margin).

The fiscal fourth quarter is the Company’s winter lay-up quarter, during which time its vessels are minimally operational due to the freezing over of the Great Lakes. Marine freight revenue was $2.0 million in the fourth quarter of fiscal 2009, a decrease of $1.2 million from $3.2 million in the fourth quarter of fiscal 2008.

The Company incurred an operating loss of $8.6 million in the fourth quarter of fiscal 2009, which included $2.6 million of depreciation and amortization expense, versus an operating loss of $10.9 million, which included $2.6 million of depreciation and amortization expense for the comparable quarter of fiscal 2008. Repairs and maintenance (expensed winterwork) associated with the Company’s 12 vessels was $4.2 million for the fourth quarter of fiscal 2009, versus $3.7 million for the fourth quarter of fiscal 2008. G&A expenses decreased by 18.3% to $2.7 million in the fourth quarter of fiscal 2009, versus $3.3 million for the fourth quarter of fiscal 2008.  The reduction in the operating loss was primarily attributable to a better mix of business and improved operating performance.

During fiscal 2009, freight and other related revenue generated from the Company’s owned vessels (excluding outside charter and other surcharges) increased $14.8 million, or 20.9%, to $85.8 million. Freight and related revenue per sailing day increased $2,644, or 10.7%, to $27,266 per sailing day in fiscal 2009. This increase reflects a combination of a larger fleet, price increases, higher water levels, productivity improvements, improved backhaul utilization and improved trading patterns.

Fuel and other pass through surcharges increased $14.9 million, or 104.2%, to $29.1 million during fiscal 2009. Fuel and other surcharges revenue per sailing day increased $4,309 to $9,258 per sailing day in fiscal 2009.

Vessel Operating Expenses increased $12.2 million, or 17.7%, to $81.3 million in fiscal 2009. Vessel operating expenses per sailing day increased $1,867, or 7.8%, to $25,841 in fiscal 2009. The increase in daily vessel operating expenses is due to higher fuel costs, excluding which our daily vessel operating costs would have decreased.

For the year ended March 31, 2009, Rand spent $9 million on the purchase of property and equipment, including $3.6 million associated with the repowering of the Saginaw. Excluding the capital spent on the Saginaw, our aggregate capital expenditures were in line with the projected levels that we have been targeting. We completed one five-year dry-docking survey during the fiscal year.

Our general and administrative expenses decreased $534,000, to $10.1 million during fiscal 2009, from $10.7 million in fiscal 2008. The decrease in G&A expenses included the elimination of $710,000 recorded by the consolidated WMS VIE in fiscal 2008, offset by an increase of $439,000 in non-cash equity compensation in fiscal 2009.  Excluding the WMS VIE, the cash portion of our general and administrative expenses declined $263,000 to $9.2 million in fiscal 2009 from $9.5 million during fiscal 2008.

Our general and administrative expense represented 7.6% of revenues during fiscal 2009, a decrease from 11.3% of revenues during fiscal 2008.  During fiscal 2009, $3.4 million of our G&A was attributable to our parent company, of which $2.6 million was cash and the remainder was amortization of non-cash equity awards. $6.7 million of our G&A was attributable to our operating companies.

Depreciation and amortization expense rose $450,000 to $10.6 million for fiscal 2009, mostly attributable to the full year impact of the two Voyageur vessels acquired in the second quarter of fiscal 2008 and the depreciation expense associated with the investment in the Saginaw repowering, offset by the retirement of our oldest and smallest vessel at the end of the third quarter of fiscal 2008.

As a result of the items described above, during the fiscal year ended March 31, 2009, the Company’s operating income increased $18.7 million to operating income of $9.3 million, from an operating loss of $9.4 million during the 2008 fiscal year.

Interest expense increased $1.5 million to $6.4 million during fiscal 2009. This increase was a result of the additional indebtedness incurred in connection with our recent vessel acquisitions, the Saginaw repowering and a higher revolver balance. At March 31, 2009, our debt balance, net of cash, was $59.2 million, versus $65.1 million on March 31, 2008.

We recorded a loss on interest rate swap contracts of $2.8 million during fiscal 2009 compared to a loss of $1.3 million incurred in fiscal 2008 due to recording the fair value of our two interest rate swap agreements, a requirement of our senior credit facility.

Our income before income taxes was $141,000 in fiscal 2009 compared to a loss before income taxes of $16.4 million in fiscal 2008.

Our provision for income tax expense was $7.3 million during fiscal 2009 compared to an income tax benefit of $5 million during fiscal 2008.  The Company recorded a $6 million valuation allowance against its US federal net deferred tax assets during the fourth fiscal quarter ended March 31, 2009 due to taxable net operating losses in the US for the past three fiscal years.

Our net loss applicable to common stockholders decreased $5.7 million to a loss of $8.8 million during fiscal 2009, compared to a loss of $14.5 million during fiscal 2008.

We have been in compliance with all of our loan covenants. Our loan agreement contemplated the Company receiving proceeds from the exercise of our warrants. The proceeds received were minimal, and as a result, we elected to proactively modify our loan agreement. The amendment reset our covenants to reflect the lack of warrant proceeds. Our loan pricing is unchanged and we paid a 50 basis point amendment fee.

Now I would like to turn it back to Laurence.

Laurence Levy:
Thanks, Joe.

As Scott discussed, we are operating in a far more challenging environment than existed during the fiscal 2009 sailing season. Aggregates shipments on the Great Lakes, which comprise approximately 46% of our total tonnage, are down approximately 40% thus far in the fiscal 2010 sailing season, relative to the first two months of the fiscal 2009 sailing season. While at this time we will not be providing earnings guidance for fiscal 2010, we believe that our low cost operating model and the flexibility of our vessels to be able to serve a diverse and broad customer base clearly differentiate our company versus others on the Great Lakes. The success of our operating model is highlighted by the fact that our vessels have sailed 84% of the theoretical available days during the first quarter of fiscal 2010, as compared to 87% for the equivalent period in fiscal 2009. Based on ongoing conversations with our customers and the contractual commitments that we have in hand, we believe we can minimize vessel lay up time during the remainder of the fiscal 2010 shipping season. Our continuing success however is largely contingent upon our customers’ ability to forecast their end customers’ needs, which is difficult in these uncertain economic times.

Notwithstanding our competitive market position, we have implemented a proactive program to minimize costs and believe that relative to actual fiscal 2009 expenses, we have eliminated approximately $2.4 million of expense in fiscal 2010. We believe that the cost reduction programs we have undertaken and our continued focus on productivity gains will partially offset the loss in efficiency that we are experiencing, resulting from the economic slowdown that is affecting certain of our customers.

In conclusion, we remain cautiously optimistic that while we will not achieve record earnings in fiscal 2010, we have proactively put in place a plan to maximize our operating income in a very challenging macro-economic environment. We are encouraged by the fact that relative to the start of the current sailing season, our visibility has been improving, particularly with our Canadian customer base.

We look forward to keeping you apprised of Rand’s continued progress. With that, I would like to turn the call back to the operator and open it up for questions.

Operator:
Ladies and gentlemen, at this time if you would like to ask a question, press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Your question will be taken in the order it is received.

Please stand by for your first question.

Our first question comes from the line of Fred Buonocore with CJS Securities.

Fred Buonocore:	Yes, good morning. How are you today?

Laurence Levy:	Good morning, Fred.

Fred Buonocore:
Laurence, you talked a little bit about that your visibility has been improving, particularly on the Canadian side of the business. Can you elaborate on that a little bit, what's changed over the last few weeks and, you know, how we - what we can look to, you know, see during the quarter and how that may continue to improve?

Laurence Levy:	Scott, could you address that, please?

Scott Bravener:
Well, Fred, it's I guess mainly starting to see what - getting a little bit better picture of what our customers' requirements are going to be for the balance of the year and a little more firmness to those orders, still not a high degree of visibility, but an improving picture from what we've seen over the first couple of months of the season. We certainly know - with our major customers now have a good idea of what we can expect for the balance of the year.

Fred Buonocore:	And is that with aggregates customers? Or is that kind of across your cargo mix?

Scott Bravener:
That's across the mix, Fred, probably to a lesser degree with the aggregates customers. For the most part, I think our customer base feels, you know, they've seen the bottom of what they've been experiencing and they're starting to see some uptick in orders.

Fred Buonocore:	Got it.

Hey, can you reconcile for us, in the past I've heard in your presentations you talk about being, you know, fully booked or overbooked for, you know, the particular sailing season, going into a sailing season, but yet, you know, it really doesn't necessarily give you any indication of what you're actually going to be shipping, what your volumes are going to be.

Can you kind of - I mean, when the customer, you know, gives you a - when you become overbooked, is there really any sort of commitment in there? Or it's just sort of a, you know, verbal indication that you try and, you know, get some visibility out of?

Scott Bravener:	I think, Fred, in our last quarterly call when we talked about our booking capacity going into this year was based on the best estimates of our customers at that time.

Fred Buonocore:	Right.

Scott Bravener:	And certainly they've seen as the economy did as a whole a tremendous falloff...

Fred Buonocore:	Mm-hm.

Scott Bravener:
...during that period. And it really became difficult for them to predict their end customers' usage to give us an accurate picture of what we would be carrying for the upcoming year. And we really didn't have good clarity into the drop in bookings until the first part of March of this season.

Fred Buonocore:	Right.

So basically what they're telling you now is just, you know, we have no idea, but we'll keep you posted as we progress?

Scott Bravener:
No, I think they're starting to see a better - what we were being told from March in the first part of the year was really no idea. We're starting to see an improvement on - in what they think their expectations will be for the balance of the year.

Fred Buonocore:	Got it.

And just in terms of the - you know, your mix of business and certain pockets of improving, is it - was there anything you'd highlight? I mean, is it grain, is it salt? I mean, where are you really starting to see the better visibility?

Scott Bravener:
Well, when you looked at the aggregate markets, I guess in particular, too, being down 40% on the year-over-year basis and 50% versus their five-year average on the Great Lakes, right now, our aggregate carriage versus the prior year for the same period for our fleet is running at over 90%.

So we haven't seen the same drop. We have expanded our market share within the segment. And other bright spots for us are our grain markets are up significantly from last year with the addition of new customers and our export grain vessels being back in the grain business relative to last year with hauling iron ore at that time.

In the salt business, we've seen a significant uptick, about a 70% increase versus last year at this time with our major customers having their facilities back online after some major capital expenditures last year and also the addition of some new business.

Fred Buonocore:	Great. That sounds good.

Just one other item -- you may have talked about it. I'm sorry, I jumped on a little bit late. But the - did you quantify the impact of Canadian dollar fluctuations, you know, on the - on your expectations for year-over-year comparisons?  Give us a sense for, you know, the Canadian dollar impact at this point?

Laurence Levy:	Fred, you know, the - obviously the currencies are very, very volatile. During the second half of last year, particularly as the credit crisis occurred, the US dollar strengthened quite significantly.

Over the past couple of months, it has, in fact, been weakening relative to the Canadian dollar. You know, it's very, very difficult for us to forecast the exact impact.

As you are aware, a significant portion of our revenue and operating earnings are generated in Canadian dollars, so clearly the fluctuation of currencies will all have an impact. But it's difficult for us to forecast what that will be for this upcoming year.

Fred Buonocore:	And remind me, you don't actively manage those fluctuations, right?

Laurence Levy:
We do not active manage them. And we have not taken a specific hedge against currency movement. However, I would highlight that we have designated a portion of our debt in Canadian dollars such that the cash flow from our Canadian operations are in essence servicing that debt.

So we do believe that that creates a natural hedge on our debt side of the balance sheet. Clearly our equity returns are - you might think of it as exposed to the currency fluctuations. Sometimes that's a benefit and sometimes it can result in a loss.

Fred Buonocore:	Very good. Thank you very much.

Laurence Levy:	Thank you, Fred.

Operator:	Again, ladies and gentlemen, if you would like to ask a question, press star then the number 1 on your telephone keypad. Again, that's star 1.

Our next question comes from the line of Bob Sales with LMK Capital Management.

Bob Sales:	Hi. A couple questions.

What is your expectation for CAPEX in FY 2010?

Laurence Levy:	Scott, could you address that, please?

Joe McHugh:	Let me take that one, Laurence.

Under our bank covenants, we are limited to $8 million Canadian from the period of July 1 to June 30 of 2010. So that is roughly what our budget is. And, of course, we'll monitor that closely against our EBITDA performance for the year. But that's our anticipated, including a dry dock.

Bob Sales:	Okay.

And of the $9 million in fiscal 2009 in CAPEX, can you just break down however you track the buckets of that capital expenditures?

Joe McHugh:	Yes.

That includes the winter 2009 expenditures, so you would see in the annual report about $9 million of CAPEX and $900,000 of unpaid CAPEX, which in the cash flow is excluded there, and $1.4 million of dry dock, which is about $11.3 million.

And then when you back out last year's carryover, in part related to the Saginaw, you get about $6.7 million backed out. And then we're adding about - we're estimating about $2 million US carryover into the first quarter of this year.

So that equates to about $6.6 million to $6-3/4 million, US dollars, which will be equivalent to the $8 million covenant we had during that period through June 30 of 2009.

Bob Sales:	Okay, so you said for fiscal year 2010, there will be $2 million in carryover versus $800,000 for dry dock?

Joe McHugh:	There will be no dry dock carryover, just about $2 million of CAPEX...

Bob Sales:	Okay, gotcha.

Joe McHugh:	...into Q1.

Bob Sales:	Gotcha.

And did you say - on the outlook side, did you say aggregates were 46% of tonnage?

Scott Bravener:	For the last year, Bob, aggregates represented 46% of the tonnage that we carried, yes.

Bob Sales:	And when you define aggregates, are you - does that include iron ore, you know, regular granite that's used, rock that's used for highways and residential construction: I mean, what...

Scott Bravener:	Aggregates is just stone construction and metallurgical product, you know, construction aggregates.

Bob Sales:	Okay.

And so of the total aggregate shipments, how much of that historically has been the iron ore versus construction ag?

Scott Bravener:	No, iron ore does not count within what we term as aggregate shipments.

Bob Sales:	Okay.

So all of it is construction ag then?

Scott Bravener:	Iron ore shipments on the Great Lakes thus far this year are down about 65%.

Bob Sales:	Gotcha. Gotcha.

And when you look at your - through to your customers' end demand for aggregates, can you just give us some color on how much of the demand destruction has been hits in residential, how much in commercial, how much in highway, and whether or not there is any inventory depletion as - from your standpoint of your end customers?

Scott Bravener:
We don't really have the information on that breakdown, but of the aggregates we carry, we do not carry a lot of metallurgical stone, so we are primarily in the construction market with the usage as you described for residential, commercial, and highway construction projects. You know, we've certainly seen I think across the board a decrease in all those segments within the aggregate sector.

Bob Sales:	Okay, thanks.

Operator:	Your next question comes from the line of Ross Haberman with Haberman Fund.

Ross Haberman:	Good morning, gentlemen. How are you?

Do you put out what your daily rate was in the fourth quarter? I think you threw out 27.6 the average daily rate for the year. What was that number for the fourth quarter?

Laurence Levy:	Joe, could you answer that?

Joe McHugh:	For the vessel per day for the fourth quarter…let me see if I have that broken down here. That was a small - that was only $2 million of revenue.

Ross Haberman:	Right.

Laurence Levy:	Joe, if you don't have that easily available, you could get back to Ross perhaps after this call with that number?

Ross Haberman:	And I guess further, what - given the environment, what would - do you have any expectation for the first quarter or two on what you're currently seeing there for the rate per day?

Laurence Levy:	Scott, can you give any perspective on that?

Scott Bravener:	What was the question again, please?

Ross Haberman:	I'm sorry, for the first quarter, could you give us any color on what you're seeing in terms of the rates per day compared to last year?

Scott Bravener:	Well, we haven't completed our first quarter yet, Ross, so we don't - the vessels that are operating are tracking fairly close to their operating parameters of last year.

Ross Haberman:	All right, just one final question -- how many ships are dry docked or are for the time being or are they all being utilized currently?

Scott Bravener:
We operated 11 of our 12 vessels for the large part of the first quarter of the year. And we expect to continue that throughout the season and hopefully we expect to have the 12th vessel sailing at some point in the latter part of the next quarter.

Joe McHugh:	And just to follow up, on the fourth quarter it looks like the freight and other related revenue per day were approximately $24,037 in fiscal 2009 compared to $21,862 in the prior year.

Laurence Levy:
Ross, do keep in mind that during the fourth quarter, we do actually very, very little shipping as that's our, you know, shutdown period on the Great Lakes, so it's not really representative of any trends or anything. You're far better served looking for our first quarter numbers as soon as they are available.

Ross Haberman:	Okay. All right. Thank you, guys.

Laurence Levy:	Thank you.

Operator:	Your next question comes from the line of Matt Campbell with Knott Partners.

Matt Campbell:	Good morning.

Could you - just a follow-up to the last gentleman's question regarding competition, what are you seeing from your competitors on the Lakes? How many of their boats are sailing versus your boats? Any color there?

Laurence Levy:	Scott, could you please answer that?

Scott Bravener:
Matt, as of June 1st on the US side for US lake carriers, 49 vessels were sailing versus 75 at that time the prior year. Since June 1st, we've seen a few more of our competitors' vessels lay up for short-term lay-ups for the summer period. And on the Canadian side, do not have the exact numbers, but there's several vessels within the competitors' fleets that are not sailing at this time.

Matt Campbell:	And, Scott, what do you attribute the - them laying up the boats through this summer if things are starting to pick up?

Scott Bravener:
Primarily due to their reliance on the steel industry. There's been such a severe contraction in iron ore shipments on the Lakes is the primary driver of these lay-ups, together with the, you know, some of the effects of the - also the aggregate side of the business.

Matt Campbell:
With regard to the aggregate side of the business, do you have a sense what your customers' inventories, the end customers' inventories look like and any sense in speaking with your customers when they feel they'll start to see the effects of the stimulus package that's been put in place?

Scott Bravener:
Matt, not a lot of visibility to that at this point, but the best estimates that we are getting from our customers is they don't expect to see any real impact until at least the first or second quarter of next year.

Matt Campbell:	And you don't have visibility on what their inventories look like today?

Scott Bravener:
Oh, as far as the inventories, the inventories are fairly high right now. They're running pretty much as needed material as the jobs - as material goes out, they're replenishing that inventory, managing cash flows very tightly.

Matt Campbell:	Okay.

And with regard to iron ore shipments being down 65%, there's been some talk from a number of the steel companies that they've seen a bottom and they're starting to see the distributors are - have the lowest inventories in 30 years. Do you see any signs that there will be a snap-back in demand for iron ore later in this year?

Scott Bravener:	On the steel side, inventories are quite low from our knowledge, Matt, and the inventories are getting shipped at around amongst the plants on the Great Lakes right now.

The plants that aren't being utilized inventory is being drawn down from those plants and utilized in plants that are operating. If demand - we are seeing from our steel customers the - some increased - signs of increased demand.

But it's a little early to say. Well, if the - if there was a snap-back in demand, then with the inventories that are existing, we'd have quite a pickup in our business. But we're not seeing any signs of that at present at least through the balance of this year that there's going to be any snap-back in demand on that side.

Matt Campbell:	Okay, great.

And with regard to the cost - I missed that. How much cost have we taken out of the operations for this fiscal year? And where did that cost come out of?

Laurence Levy:
Matt, we estimate we've taken out approximately $2.4 million out of our cost structure compared to last fiscal year. And we have conducted a thorough review of the entire income statement line item by line item, taken any discretionary cost out of our operating system, frozen other costs, and reduced headcount where appropriate.

So we've, you know, done this in a very thorough, methodical way to ensure that we are fully operational and are not impacting the long-term viability of the business. But on the other hand, we do want to be prudent considering the environment we’re in.

So it's come out of literally across the board line item by line item, Matt.

Matt Campbell:	Okay, very good. Thank you.

Operator:	Our next question comes from the line of Andrew Cohen with (Ramius).

Andrew, your line is open.

Mr. Cohen, your line is open.

Again, ladies and gentlemen, if you would like to ask a question, that's star 1 on your telephone keypad.

And there are no further questions. I will now turn the conference back over to management.

Laurence Levy:	Thank you, operator.

Thank you all for participating on today's call. We are operating in a difficult economic environment, but having said that, we are very pleased with the way our company is performing and the utilization of our vessels. And we look forward to reporting our first quarter results to you as soon as they become available.

In the interim, if you do have any questions or want to discuss anything, please feel free to reach out to our management team.

Thank you all for participating today.

Operator:	Ladies and gentlemen, this concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

END